EXHIBIT 10.1

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS CHANGE OF CONTROL EMPLOYMENT AGREEMENT (the “Agreement”) by and between Crescent Bank & Trust Company (together with its successors and assigns, the “Bank”) and William M. Butler (the “Employee”), is dated as of August 19, 2004, and shall become effective as of the Effective Time of the Crescent Merger.

The Bank’s Board of Directors (the “Board”), has determined that it is in the best interests of the Bank and its shareholders to assure that the Bank obtain and preserve the continued service and dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Crescent Banking Company (the “Company”). The Employee, immediately prior to becoming a Bank employee had an agreement (the “Futurus Contract”) with Futurus Bank, N.A. (“Futurus Bank”) that provided benefits upon a change in control of Futurus Bank. Futurus Bank is being acquired by the Bank in the Crescent Merger which will result in a change of control of Futurus Bank for purposes of the Futurus Contract. The Company and the Bank are paying the Merger Consideration to the Futurus shareholders, including the Employee, granting the Employee options to purchase shares of Crescent Common Stock, and entering into this Agreement in consideration of the Employee entering into this Agreement, irrevocably waiving and releasing all rights under his existing Futurus Contract with respect to any benefits thereunder that could be receivable in light of the Crescent Merger, and irrevocably terminating the Futurus Contract upon the Effective Time of the Crescent Merger without the payment of any amounts thereunder to the Employee with respect to the Crescent Merger.

The Board believes it is important to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control of the Company and to encourage Employee’s full attention and dedication to the Bank upon and following the Crescent Merger and in the event of any threatened or pending Change of Control of the Company, and to provide the Employee with compensation and benefits arrangements upon a Change of Control of the Company in lieu of those the Employee had under the Futurus Contract.

Capitalized terms used but not defined herein have the meanings provided in the Acquisition Agreement.

In consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Employee and the Bank, intending to be legally bound, agree as follows:

1. Certain Definitions.

(a) “Acquisition Agreement” means the Agreement and Plan of Reorganization by and among the Company, the Bank, Futurus and Futurus Bank, dated as of August 19, 2004.

(b) “Affiliated Company” shall mean any company or entity controlled by, controlling or under common control with the Company or the Bank.

(c) “Beneficially Own” and “Beneficial Owner” and correlative terms have the meanings provided in SEC Rule 13d-3 under the 1934 Act.

(d) “Change of Control Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided that, the Change of Control Period automatically shall be extended for one year on each anniversary of the Effective Date unless the Company, not less than 60 days prior to an anniversary, shall give notice of non-extension to the Employee.

(e) “Crescent Merger” means the mergers contemplated in the Acquisition Agreement.

(f) “Effective Date” means the first date during the Employment Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs during the Employment Period and if Employee’s employment with the Bank has been terminated either (i) by the Bank without Cause or (ii) by the Employee for Good Reason (as such terms are defined in Section 5 below) within six (6) months prior to the date on which the Change of Control occurs, and unless it is reasonably demonstrated by the Bank that such termination of employment (i) was not at the request of a third party who has taken steps reasonably calculated to effect the Change of Control and (ii) did not otherwise arise in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the Effective Date shall mean the date immediately prior to the date of such termination of employment.

(g) “Effective Time” means the effective time of the first Crescent Merger as provided by the Acquisition Agreement.

(h) “1933 Act” means the Securities Act of 1933, as amended.

(i) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(j) “SEC” means the United States Securities and Exchange Commission and any successors thereto.

2. Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a) individuals who, at the Effective Time, constitute the board of directors (the “Incumbent Directors”) of the Company cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a Board member after the Effective Time and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors serving on the Company’s Nominating Committee (the “Nominating Committee”) or if there is no Nominating Committee, by the Company’s Board or the shareholders, shall be an Incumbent Director. The immediately preceding sentence notwithstanding, no individual initially nominated or elected as a director of the Company as a result of an actual or threatened election contest (as described in SEC Rule 14a-11 under the 1934 Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Company’s Board or Nominating Committee (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b) any Person becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Company’s Board (the “Company Voting Securities”). The immediately preceding sentence notwithstanding, an event described in this subsection 2(b) shall not be deemed to be a Change of Control of the Company by virtue of any of the following: (A) any acquisition by a Person who is at the Effective Time the Beneficial Owner of 15% or more of the outstanding Company Voting Securities, (B) an acquisition by the Company which reduces the number of Company Voting Securities outstanding and solely as a result thereof any Person has Beneficial Ownership of more than 35% of the outstanding Company Voting Securities; provided, that if after such acquisition, such Person becomes the Beneficial Owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person by more than 1%, a Change of Control of the Company shall then occur, (C) an acquisition by any employee benefit plan (or related trust) (“Employee Plan”) sponsored or maintained by the Company or any parent or subsidiary of the Company, (D) an acquisition by an “underwriter” (as defined in Section 2(a)(11) of the 1933 Act) temporarily holding securities pursuant to an offering of such securities, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection 2(c) below); or

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction, or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Reorganization”), unless immediately following such Reorganization: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly Beneficial Owns 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization, (B) no person (other than (x) the Company, (y) any Employee Plan sponsored or maintained by the Surviving Company, the Parent Company or any parent or subsidiary of either of them, or (z) a person who immediately prior to the Reorganization was the Beneficial Owner of 35% or more of the outstanding Company Voting Securities is the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company or the Surviving Company, and (C) at least a majority of the members of the board of directors of the Parent Company or the Surviving Company following the consummation of the Reorganization were Incumbent Directors at the time of the Company Board’s approval of the initial agreement providing for such Reorganization. Any Reorganization which satisfies all of the criteria specified in clauses (A), (B) and (C) of this subsection 2(c) shall be deemed to be a “Non-Qualifying Transaction”); or

(d) approval by the Company’s shareholders of a plan of liquidation or dissolution of the Company.

3. Employment Period. The Employee agrees to become an Employee of the Bank at the Effective Time of the Crescent Merger, and the Bank hereby agrees to employ Employee as of such time, and the Employee and the Bank agree to maintain such employment of Employee on an at-will basis, subject to compliance with this Agreement and the Bank’s policies, practices and codes of conduct, and, subject to the terms and conditions of this Agreement and the Bank’s policies, practices, codes of conduct, from the Effective Time until the last day of the Change of Control Period (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately following the Effective Time of the Crescent Merger, and (B) Employee’s services shall be performed at the location where Employee was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee shall devote his full business attention and time during normal business hours to the business and affairs of the Bank and shall use his reasonable best efforts to perform faithfully and efficiently all responsibilities assigned to him and consistent with applicable laws, regulations and requirements of applicable governmental authorities, and the Company’s and the Bank’s policies, codes of conduct, practices and progress. During the Employment Period it shall not be a violation of this Agreement for Employee to (A) serve on a reasonable number of corporate, civic or charitable boards or committees that promote the Bank’s interests in serving its communities, (B) engage in other business activities that do not represent a conflict of interest with the Company, the Bank or the Affiliated Companies or the full execution of his duties to the Bank, and (C) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee of the Bank in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, Employee shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, determined, in the sole discretion of the Board of the Company or the Bank or the compensation committee thereof (the “Compensation Committee”); provided that, during the Change of Control Period, Employee shall receive an Annual Base Salary which shall be paid at a monthly rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Employee by the Bank and its Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Employee prior to the Effective Time and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Employee under this Agreement or create any obligation on the Bank to further increase the Annual Base Salary. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. For each fiscal year ending during the Employment Period, beginning with the Bank’s 2005 fiscal year, in addition to Annual Base Salary, Employee may be awarded, in the sole discretion of the Board of the Company or the Bank or the Compensation Committee, an annual bonus (the “Annual Bonus”) in cash in an amount determined in the judgment of such Board or the Compensation Committee. The Annual Bonus, if any, shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to officers of the Bank similarly situated with the Employee (“Peer Employees”), including years of service with the Bank (including deemed service as provided in the Acquisition Agreement and permitted under the applicable plan, practice, program and policy of the Bank) (“Years of Service”).

(iv) Welfare Benefit Plans. During the Employment Period, Employee and/or Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Employees with the same number of Years of Service.

(v) Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Bank applicable to Peer Employees.

(vi) Fringe Benefits. During the Employment Period, Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank applicable to Peer Employees with the same number of Years of Service.

5. Termination of Employment.

(a) Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death during the Employment Period. If the Bank determines in good faith that the Disability of Employee has occurred during the Employment Period, it may give Employee written notice in accordance with Section 14(f) of this Agreement of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Bank shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”); provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Employee, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a continuous period of six (6) months during any twelve (12) month period.

(b) Cause. The Bank may terminate Employee’s employment during the Employment Period or any other time with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Employee to perform substantially all of Employee’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Employee, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Employee by the Bank’s Board or Chief Executive Officer; or

(ii) any conduct inconsistent with applicable law or regulation, or any violation of this Agreement, or any gross negligence or willful misconduct by the Employee which is materially injurious to the Bank; or

(iii) any refusal or failure by Employee to comply with a lawful directive from the Bank’s Board or Chief Executive Officer.

For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon direction given pursuant to a resolution duly adopted by the Board or based upon and consistent with the prior advice of counsel for the Bank after being informed adequately of the action or failure to act, shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Bank. The cessation of employment of Employee shall not be deemed to be for Cause, unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before such Board), finding that, in the business judgment of such Board, Employee may be terminated consistent with subparagraphs (i) or (ii) above.

(c) Good Reason. Employee’s employment may be terminated by Employee during the Employment Period for Good Reason or for no reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) without the written consent of Employee, the assignment to Employee of any duties inconsistent in any material respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Bank which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly (which shall in no event be deemed to require action in less than thirty (30) days) after receipt of notice thereof given by Employee;

(ii) the Bank’s requiring Employee, without his consent, to be based at any office or location that is more than 50 miles from the location where Employee was employed immediately prior to the Effective Date;

(iii) a material reduction in Employee’s Annual Base Salary or exclusion from any benefits or plans to which Employee is entitled pursuant to subsections 4(b)(iii) through (vi), or as the same may be increased from time to time except where such change is necessitated by law, regulation or action by applicable governmental authorities, which is not remedied by the Bank promptly (which shall in no event be deemed to require action in less than thirty (30) days) after receipt of notice thereof given by Employee; and provided further, a change in any compensation, plan or benefits generally or those provided to Peer Employees shall not constitute “Good Reason”.

(iv) any failure by the Bank to comply with and satisfy Section 13(c) of this Agreement which is not remedied by the Bank promptly (which shall in no event be deemed to require action in less than thirty (30) days) after receipt of notice thereof given by Employee; or

(v) the material breach of this Agreement by the Bank which is not remedied by the Bank promptly (which shall in no event be deemed to require action in less than thirty (30) days) after receipt of notice thereof given by Employee.

(d) Notice of Termination. Any termination by the Bank for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) specifies the termination date (which date shall be not less than 60 days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to

Employee’s termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Employee’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as applicable.

6. Obligations of the Bank upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability During the Change of Control Period. If, during the Change of Control Period, the Bank shall terminate Employee’s employment other than for Cause, death or Disability, or Employee shall terminate employment for Good Reason, then in consideration of Employee’s services rendered prior to such termination:

(i) the Bank shall pay to Employee the following:

A. an amount equal the sum of (1) Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon if any, then owed to Employee) to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B. an amount equal to one (1) times Employee’s Annual Base Salary at the rate in effect on the Date of Termination payable over the one year following the Date of Termination in accordance with Bank’s normal payroll;

(ii) for a period of one (1) year from the Date of Termination, the Bank shall continue benefits to Employee and/or Employee’s family that are at least equal, on an after-tax basis, to those which would have been provided to them in accordance with the medical and other welfare plans described in Section 4(b)(iv) of this Agreement if Employee’s employment had not been terminated; provided, however, that if Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

(iii) all unvested stock options to acquire capital stock of the Company and all awards of restricted Company capital stock held by Employee as of the Date of Termination shall be immediately and fully vested as of the Date of Termination and, in the case of stock options, shall be fully exercisable as of the Date of Termination; and

(iv) to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy, contract or agreement of the Bank (collectively, the “Other Benefits”).

(b) Good Reason; Other Than for Cause, Death or Disability During the Employment Period (Other Than the Change of Control Period). If, during the Employment Period (other than the Change of Control Period), the Bank shall terminate Employee’s employment other than for Cause, death or Disability, or Employee shall terminate employment for Good Reason, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits, if any, when due.

(c) Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Employee or Employee’s personal or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits if any, as are applicable to Employee at death or the Disability Effective Date. Accrued Obligations shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Employee’s death or Disability Effective Date, and shall pay Other Benefits, if any, when due.

(d) Cause or Voluntary Termination without Good Reason. If Employee’s employment shall be terminated for Cause during the Employment Period, or if Employee voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits, if any, when due.

(e) Expiration of Employment Period. If Employee’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits, if any, when due.

(f) Settlement and General Release. The Bank’s obligation to make the payments provided for in this Section 6 is conditioned upon Employee’s execution of a settlement agreement, including a general release of all claims, acceptable in form and substance to the Bank, and Employee must execute and abide by such an agreement in order to be entitled to, and to receive, any payments relating to termination of employment hereunder.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Bank or any of its Affiliated Companies and for which Employee may qualify, nor, subject to Section 14(h), shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Bank or any of its Affiliated Companies. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, program of or any contract or agreement with the Bank at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, program, contract or agreement, except as explicitly modified by this Agreement.

8. Full Settlement. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as expressly provided herein, such amounts shall not be reduced whether or not Employee obtains other employment.

9. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Employee shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, in the event a claim by the Employee is denied by the Company, but approved by a court of competent jurisdiction in a final nonappealable decision. Such payments shall be made within five (5) business days after delivery of Employee’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Bank reasonably may require.

10. Nondisclosure of Trade Secrets and Confidential Information.

(a) Trade Secrets Defined. “Trade Secrets” means all secret, proprietary or confidential information regarding Futurus, Futurus Bank, the Bank, the Company, and their Affiliated Companies or any of their respective activities, that fits within the definition of “trade secrets” under the Georgia Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for software and all website design information to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections or remedies available to Futurus, Futurus Bank, the Company, the Bank or their Affiliated Companies under the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Futurus, Futurus Bank, the Company, the Bank or their Affiliated Companies, including their rights under the Confidentiality Agreement with Futurus and/or its representatives. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

(b) Confidential Information Defined. “Confidential Information” means all information regarding Futurus, Futurus Bank, the Company, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (as employees or independent agents) by Futurus, Futurus Bank, the Bank, the Company or their Affiliated Companies, that is not generally disclosed publicly by regular practice or authority to persons not employed by Futurus, Futurus Bank, the Company, the Bank or their Affiliated Companies, except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure) and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include all customer information, product code, product concepts, production techniques, technical information regarding products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning techniques for use and integration of websites and other products/services, product pricing, current and future development and expansion or contraction plans of Futurus, Futurus Bank, the Company, the Bank or their Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Futurus, Futurus Bank, the Company, the Bank and their Affiliated Companies and certain information concerning the strategy, tactics and financial affairs of Futurus, Futurus Bank, the Company or the Bank and their Affiliated Companies. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Futurus, Futurus Bank, the Company, the Bank and their Affiliated Companies or any duty owed to any of them. This definition shall not limit any definition of “confidential information” or any equivalent term under the Georgia Trade Secrets Act or any other federal, state or local law.

(c) Nondisclosure of Trade Secrets and Confidential Information. For a period of two (2) years after the Employee is no longer employed by the Company, the Bank or an Affiliated Company, Employee shall not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of the Bank. During the term of this Agreement and perpetually thereafter, for so long as the information remains a Trade Secret, Employee shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of the Bank, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets. Employee warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than the Bank any Confidential Information or Trade Secrets prior to the execution or effectiveness of this Agreement.

(d) Enforceability of Covenants. Employee and the Bank agree that Employee’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of the Bank to perform their obligations under any provision of this Agreement or other agreements with the Bank shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to the Bank under federal, state or local law.

11. Nonrecruitment and Nonsolicitation Covenants.

(a) Nonrecruitment of Employees. In consideration of the Merger Consideration being paid and to be paid to Employee pursuant to the Acquisition Agreement, including the options to purchase shares of Crescent Common Stock granted pursuant to Section 8.8 of the Acquisition Agreement, and this Agreement, Employee hereby agrees that, for three (3) years following the Effective Time, Employee shall not, without the prior written consent of the Chief Executive Officer of the Bank, which consent may be withheld at the sole discretion of the Chief Executive Officer of the Bank, directly or indirectly solicit or recruit for employment or encourage to leave employment with the Bank, the Company the Bank or any Affiliated Company, on his own behalf or on behalf of any other person or entity other than the Bank, the Company or any Affiliated Company, any employee of the Bank with whom Employee worked during the Employee’s employment with Futurus, Futurus Bank, the Bank, the Company or any Affiliated Company and who performed services for the Futurus, Futurus Bank, the Bank, the Company or any Affiliated Company clients or worked on Futurus, Futurus Bank, the Bank, the Company or any Affiliated Company products or services while employed by Futurus, Futurus Bank, the Bank, the Company or any Affiliated Company and who has not thereafter ceased to be employed by the Bank, the Company or any Affiliated Company for a period of at least one (1) year. Employee will not engage in such activities, directly or indirectly, or encourage or facilitate any other Person with respect to such activities.

(b) Nonsolicitation of Customers. In consideration of the Merger Consideration being paid and to be paid to Employee pursuant to the Acquisition Agreement, including the options to purchase shares of Crescent Common Stock granted pursuant to Section 8.8 of the Acquisition Agreement, and this Agreement, Employee hereby agrees that, for three (3) years following the Effective Time, Employee shall not, without the prior written consent of the Chief Executive Officer of the Bank, which consent may be withheld at the sole discretion of the Chief Executive Officer of the Bank, directly or indirectly, on behalf of himself or of anyone other than the Bank, the Company or any Affiliated Company, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 11(c) to any customer of the Bank whom Employee actively solicited or with whom Employee worked, or otherwise had material contact, in the course of Employee’s employment with Futurus, Futurus Bank, the Bank or the Company. Employee will not engage in such activities, directly or indirectly, or encourage or facilitate any other Person with respect to such activities.

(c) Noncompetition. In consideration of the Merger Consideration being paid and to be paid to Employee pursuant to the Acquisition Agreement, including the options to purchase shares of Crescent Common Stock granted pursuant to Section 8.8 of the Acquisition Agreement, and this Agreement, Employee hereby agrees that, for eighteen (18) months following the Effective Time, Employee shall not, without the prior written consent of the Chief Executive Officer of the Bank, which consent may be withheld at the sole discretion of the Chief Executive Officer of the Bank, engage or participate in, as a business executive of any business or enterprise that competes in the Restricted Area with the Bank, the Business Activities. For purposes of this Section 11(c), the “Business Activities” shall be any business activities conducted by the Bank, which consist of commercial and consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 11(c), the “Restricted Area” shall be Cobb and Forsyth Counties, Georgia and that area of Fulton County, Georgia north and west of Interstate 285 between Interstate 20 West of Atlanta and Interstate 85 North of Atlanta, together all of which are within the area over which Employee had authority for Futurus and Futurus Bank, and within which Employee will provide services to the Bank upon and following the Effective Time of the Crescent Merger. Nothing in this Section 11(c) shall prohibit Employee from acquiring or holding, for investment purposes only, less than one percent (1%) of the outstanding securities of any corporation which may compete directly or indirectly with the Bank or its Affiliated Companies. Furthermore, if during the Employment Period the Bank terminates Employee without Cause or if Employee terminates for Good Reason, this Section 11(c) shall terminate and have no further force or effect.

(d) Enforceability of Covenants. Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that the Bank has a current and future expectation of business within the geographic areas served by Futurus and Futurus Bank and from the current and proposed customers of the Bank that are derived from its merger with Futurus and Futurus Bank. Employee acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position with Futurus and/or Futurus Bank involved duties and authority relating to all aspects of the Business Activities and all of the Restricted Area and that he will continue to have duties and authority for the Bank relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and the Bank agree that Employee’s obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of the Bank to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and the Bank agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee agrees that any breach of this covenant will result in irreparable damage and injury to the Bank and that the Bank will be entitled to exercise all rights, including, without limitation, obtaining a temporary restraining order, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement in any court of competent jurisdiction without the necessity of posting any bond or security, and without limiting Bank’s ability to exercise any other rights or remedies. Employee also agrees that he shall be responsible for all damages incurred by the Bank due to his breach of this Agreement, including, without limitation, damages. The Employee shall pay all costs and attorneys’ fees and charges incurred by the Bank in enforcing the restrictive covenants in this Agreement.

12. Certain Additional Payments by the Bank. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Sections 280G and 4999 of the Code (the “Excise Tax”), then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax. In that event, Employee shall direct in writing which Payments are to be modified or reduced.

13. Successors.

(a) This Agreement is personal to Employee and without the prior written consent of the Bank shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Bank” shall mean Crescent Bank & Trust Company including any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Status Prior to Effective Date. Employee and the Bank acknowledge that, except as may otherwise be provided under any other written agreement between Employee and the Bank, the employment of Employee by the Bank is “at will,” and prior to the Effective Date,

Employee’s employment may be terminated by either Employee or the Bank at any time, in which case Employee shall have no further rights under this Agreement, except as expressly set forth herein. However, absent a voluntary termination of employment by Employee, this Agreement may not be terminated by the Bank during the Change of Control Period except for Cause or Disability. From and after the Effective Time of the Crescent Merger, this Agreement shall supersede any other agreement between the parties (or their predecessors) with respect to the subject matter hereof, including without limitation the Futurus Contract or any other then-current employment agreement between the Employee and Futurus Bank.

(d) Release. In consideration of the Merger Consideration being paid and to be paid to Employee pursuant to the Acquisition Agreement, including the options to purchase shares of Crescent Common Stock granted pursuant to Section 8.8 of the Acquisition Agreement, and this Agreement, the Employee irrevocably waives and releases all rights under the Futurus Contract with respect to any benefits thereunder that could be receivable in light of the Crescent Merger, and irrevocably terminates the Futurus Contract upon the Effective Time of the Crescent Merger without the payment of any amounts under the Futurus Contract to the Employee with respect to the Crescent Merger.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Bank:	Crescent Bank & Trust Company
251 Highway 515
Jasper, Georgia 30143
Attention: Chief Executive Officer

To Employee:	William M. Butler
5225 Windward Parkway
Alpharetta, GA 30004

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Bank and the Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement between the parties (or their predecessors) with respect to the subject matter hereof, including without limitation, the Futurus Contract and any written or oral discussions, term sheets, letters of intent, indications of interest or agreements or other documents prior to the date hereof. Under any termination of this Agreement, Sections 7, 8, 9, 10, 11, 12, 13 and 14 shall survive and continue in full force and effect, except as specifically provided otherwise herein.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Change of Control Employment Agreement as of the date first above written.

CRESCENT BANK & TRUST COMPANY

By:	/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr.
President and Chief Executive Officer

EMPLOYEE:

/s/ William M. Butler
William M. Butler